SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

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Exchange Act of 1934 (Amendment No.    )

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ASPECT COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)

SCEPTER HOLDINGS, INC.
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Scepter Holdings, Inc.
301 Commerce Street, Suite 2975
Fort Worth, Texas 76102

January 15, 2003

Dear Fellow Shareholders of Aspect:

We wanted to let you know that yesterday we sent a letter to the Chairman of the Board of Directors of Aspect along the following lines. Please note, however, the letter sent to the Chairman used different, more emphatic language.

We believe that the rights offering we have proposed is economically better for shareholders than the Vista transaction. Rather than expending time and resources fighting each other, we believe that the best interests of shareholders would be better served by the Board talking with us regarding a consensual rights offering. As such, if the Board agrees to cancel the Vista transaction and instead immediately implements a shareholder rights offering on substantially the same terms as the Vista transaction, except you may increase the conversion price from $2.25 to $2.50, we will agree to backstop the entire deal as described in our proxy materials and provide $50 million of immediate bridge financing at LIBOR flat, subject to customary terms and conditions. We will also cancel our plans to hold a special meeting to replace the current board of directors.

We believe that Aspect will then have its money on even better terms than it has it now and shareholders will be given the right to participate. Both those shareholders who participate and those who choose not to participate will be better off than in the Vista transaction because they will both experience less dilution given the increased conversion price. The board will remain in place so there will be no perceived disruption of Aspect's business. Further, the company will actually receive more net cash, even after paying Vista a termination and closing fee, because the fees associated with a rights offering are significantly less than those associated with the Vista transaction (Aspect would net approximately $47.5 million in the rights offering after payment to Vista of the $2 million for the termination and closing fees and the approximately $.5 million in fees for the rights offering itself, versus $45.5 million Aspect would net in the Vista transaction after payment, according to the Company's filings with the SEC, of approximately $4.5 million in fees and expenses).

We are prepared to execute a legally binding term sheet and fund the $50 million immediately. Hence, we believe that this should take care of any concerns you have voiced regarding a rights offering or its timing.

If you choose to continue to ignore the rights offering possibility, we will be forced to continue with our plans to call a Special Meeting on February 21st to replace the current board. We already have the requisite percentage to call the meeting and you should be receiving the notice, which we are currently having executed, from us shortly. I think it is only fair for you to know that we have retained litigation counsel to defend our rights as shareholders. We are prepared to seek prompt legal recourse, including seeking a temporary restraining order against the Vista transaction as well as other potential derivative actions. As you well know, we have the resources to see this through.

In light of your fiduciary duties to shareholders and our offer, which we believe addresses the concerns raised by the company, we believe you should welcome the opportunity presented in this letter.

If you have any questions regarding our communications with the Board, please email us at kdaum@acmewidget.com.

Regards,

Geoffrey Raynor,
President

THE PARTICIPANTS IN ANY POTENTIAL SOLICITATION OF PROXIES RELATING HERETO ARE THE SAME AS THE PARTICIPANTS IDENTIFIED IN THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON JANUARY 15, 2003. ACCORDINGLY, SHAREHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING SUCH PARTICIPANTS AND THEIR INTERESTS FROM THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON JANUARY 15, 2003. SCEPTER HOLDINGS, INC. HAS NOT YET FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A DEFINITIVE PROXY STATEMENT RELATING TO THE COMPANY'S SPECIAL MEETING OF SHAREHOLDERS CURRENTLY SCHEDULED FOR JANUARY 21, 2003.  WHEN SUCH DEFINITIVE PROXY STATEMENT IS FILED, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY, AS IT WILL CONTAIN IMPORTANT INFORMATION.  SHAREHOLDERS MAY OBTAIN A COPY OF THE PRELIMINARY PROXY STATEMENT AND, ONCE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, A COPY OF THE DEFINITIVE PROXY STATEMENT AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV.